Exhibit 5.1

September 11, 2009

Puget Sound Energy, Inc.

10885 N.E. 4th Street, Suite 1200

Bellevue, WA 98004

Re:          Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Puget Sound Energy, Inc., a Washington corporation (“PSE”), in connection with the preparation and filing of the Registration Statement on Form S-3 (Registration No. 333-157960) (the “Registration Statement”), including the prospectus constituting a part thereof, dated March 13, 2009 (the “Base Prospectus”), the preliminary supplement to the prospectus, dated September 8, 2009 (the “Preliminary Prospectus Supplement”), and the supplement to the prospectus, dated September 8, 2009 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”), filed by PSE with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance and sale by PSE of $350,000,000 aggregate principal amount of PSE’s 5.757% Senior Notes due October 1, 2039 (the “Notes”).

The Notes are to be issued under a senior note indenture, dated as of December 1, 1997 (the “Base Indenture”), between PSE and U.S. Bank National Association, as trustee (the “Note Trustee”), as amended and supplemented by the Fourth Supplemental Indenture thereto, dated as of May 1, 2003 (the “Supplemental Indenture”), by and among PSE and the Note Trustee (the Base Indenture, as so amended and supplemented by the Supplemental Indenture and any other prior supplemental indentures, the “Indenture”).  PSE’s obligations under the Notes will be secured by $350,000,000 aggregate principal amount of PSE’s first mortgage bonds (the “Pledged Bonds”) to be issued under PSE’s electric utility property first mortgage indenture, dated June 2, 1924, as supplemented and modified, as supplemented and amended from time to time, including particularly the Eighty-Fourth Supplemental Indenture, dated as of September 1, 2006 (the “ Electric Mortgage”).

In our capacity as counsel to PSE, we have examined: (a) the Registration Statement, including the Prospectus, (b) the Indenture; (c) the Electric Mortgage; (d) the Purchase Agreement dated September 8, 2009 by and among PSE and the underwriters named therein (the “Purchase Agreement”); (e) PSE’s Amended and Restated Articles of Incorporation; (f) PSE’s Amended and Restated Bylaws; (g) the form of the Notes; (h) such of the corporate actions taken with respect to the issuance and sale of the Notes as have occurred as of the date hereof; and (j) such other instruments, documents and records of PSE, certificates of public officials and other materials that we deemed necessary or appropriate in giving this opinion (all such documents examined collectively referred to as the “Documents”).

In such examination, we have assumed the following: (a) the authenticity of original Documents and the genuineness of all signatures, (b) the conformity to the originals of all Documents submitted to us as copies, (c) with respect to each party to the Documents other than PSE, the requisite power and due authorization, corporate or otherwise, of such party to enter into the Documents and to perform all obligations thereunder, (d) with respect to each party to the Documents other than PSE, the validity and binding effect of the Documents and enforceability of the Documents, in accordance with their terms, against such party and (e) the truth, accuracy and completeness of the information, representations and warranties contained in the Documents.

For purposes of the opinion expressed below, we also assume that: (a) the Trustee shall have been qualified under the Trust Indenture Act of 1939, as amended; (b) prior to the date of issuance of the Notes, there will not have occurred any change in law affecting the validity or enforceability of the Notes; and (c) that at the time of the issuance and sale of the Notes, that the board of directors of PSE (or any person or committee acting pursuant to authority properly delegated to such person or committee by the board of directors of PSE) shall not have taken any action to rescind or otherwise reduce their prior authorization of the issuance and sale of the Notes.

Based upon and subject to the foregoing, we are of the opinion that the Notes have been duly authorized by PSE for offer, sale, issuance and delivery, have been duly executed by PSE and, when issued and authenticated in the manner provided for in the Indenture and delivered against payment of the consideration therefore in accordance with the Purchase Agreement, will constitute valid and binding obligations of PSE, enforceable against PSE in accordance with their terms.

The opinions expressed above are subject to the following exclusions and qualifications:

A. Our opinions are as of the date hereof and we have no responsibility to update this opinion for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention.  This opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, and we disavow any undertaking to advise you of any changes in law.

B. We express no opinion as to the validity, binding effect or enforceability of any right or obligation to the extent that such right or obligation may be limited by (i) applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium, fraudulent transfer or other laws relating to or affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether arising prior to, or after, the date hereof or considered in a proceeding in equity or at law), including those relating to the availability of the remedy of specific performance or injunctive relief or (iii) the effect of federal and state securities laws and principles of public policy on rights of indemnity and contribution.

C. We are qualified to practice law in the State of Washington and do not express any opinion as to any laws other than the laws in their current forms of the State of Washington and the federal securities laws of the United States and we express no opinion with respect to the laws, regulations or ordinances of any county, municipality or governmental subdivision or agency thereof.

This opinion letter is rendered solely for your benefit in connection with the filing of the Prospectus and may not be relied upon, quoted or used by any other person or entity or for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion as Exhibit 5.1 to PSE’s Current Report on Form 8-K filed with the Commission on or about the date hereof, to the incorporation by reference of this opinion into the Registration Statement and the Prospectus and to the reference to us under the headings “Legal Opinions” in the Base Prospectus and “Legal Matters” in the Preliminary Prospectus Supplement and the Prospectus Supplement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or related rules and regulations of the Commission issued thereunder.

Very truly yours,

/S/ PERKINS COIE LLP